Exhibit 10.42

EMPLOYMENT AGREEMENT BETWEEN

JOHN G. SIMMONDS (the “employee”)
1640 15th Sideroad
King City, Ontario L7B 1A3

and

WIRELESS AGE COMMUNICATIONS, INC. (the “company”)
1075 MEYERSIDE DRIVE
MISSISSAUGA, ON L5T 1M3

Dated this 28th day of May 2007.

The terms of employment between John G. Simmonds and Wireless Age Communications, Inc. are as outlined below;

1. This Employment Agreement is retroactive to February 1, 2007 and is effective until March 31, 2008.

2. Your responsibilities will include Chief Executive Officer and Chairman of the Board of Wireless Age Communications, Inc.

3. Your salary will be $200,000 CDN base salary per annum. It will be paid on the 15th and last day of each month in the amount of $8,333.33 CDN per payment. Subject to minimum statutory deductions as required by Revenue Canada.

4. You will be entitled to a bonus as determined and agreed to by the employee and Chairman’s of the Compensation and Audit Committee’s.

5. You will be granted stock options when approved by the Board of Director’s at the next board meeting.

6. The Company will cover out of pocket travel expenses relating to company business. Please submit expense reports (with applicable receipts) to the Chairman of Compensation Committee for approval.

7. The Company will reimburse John Simmonds for office rent including utilities in the amount of $3,000.00 CDN per month. This payment will be reviewed if and when the office relocates.

8. The Company will pay a car allowance in the amount of $1,000.00 CDN per month.

9. The Company will provide you with a cellular phone/blackberry. Please submit monthly invoice to the Company for reimbursement.

10. As a senior executive of Wireless Age Communications, Inc. you are entitled to participate in our standard employee benefit plans. Our obligation under these plans shall be limited to payment of the employer's share of the premiums (if any). We reserve the right to amend the benefits from time to time.

11. The Company may terminate your employment with 30 days written notice.

If this employment agreement is acceptable to you, please sign the enclosed copy of this letter in the designated space below .

Wireless Age Communications, Inc.

/s/ Stephen Dulmage		May 28, 2007
Stephen Dulmage	Date
Chairman of the Compensation Committee

/s/ Brian Usher-Jones		May 30, 2007
Brian Usher-Jones	Date
Chairman of Audit Committee

I have read and understood this employment agreement. I accept the terms and conditions and outlined in the employment agreement.

Dated 28 of May, 2007.

/s/ John G. Simmonds

John G. Simmonds
Chairman & CEO